Exhibit 10.57
LAS VEGAS SANDS CORP.
LAS VEGAS SANDS, LLC
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
November 13, 2010
Michael A. Leven
Re: Continued Employment as President and COO of Las Vegas Sands Corp.
Dear Mike:
This letter agreement (this “Agreement”) sets forth certain terms and conditions relating to your employment as President and Chief Operating Officer of Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a Nevada limited liability company and wholly-owned subsidiary of LVSC (together with LVSC, the “Company”). Capitalized but undefined terms have the meanings given such terms on Annex A attached hereto.
1. Prior Employment Agreement. Effective as of January 1, 2011 (the “Effective Date”), the employment agreement between the Company and you, dated as of March 11, 2009 (the “Employment Agreement”), shall terminate and be of no further force and effect; provided, that you shall not forfeit your right to any nonqualified stock options to purchase shares of LVSC common stock, par value $0.001 per share (each, an “Option” and, together, the “Options”), or shares of restricted stock granted under the 2004 Equity Award Plan (the “Plan”) that are outstanding as of the Effective Date. Effective as of the Effective Date, except as provided in the preceding sentence, this Agreement will constitute the entire agreement between the Company and you with respect to your terms and conditions of employment. For the sake of clarity, your Options and awards of restricted stock that are outstanding as of the Effective Date are set forth on Annex B.
2. Employment; Term. The Company shall employ you, during the Term (as defined below) and subject to the conditions set forth in this Agreement, to serve as the President and Chief Operating Officer of the Company. You shall report only to the Company’s Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”). The Company’s other officers (other than its Chief Financial Officer) shall report directly or indirectly to you. While employed hereunder during the Term, you shall be a member of the Board. Subject to any earlier termination as provided in accordance with the terms of this Agreement, the initial term of your employment hereunder will commence on the Effective Date and will expire on November 12, 2012 (the “Term”).
3. Base Salary; Benefits.
(a) During the Term, you shall receive a base salary of $3,000,000 per year, payable in accordance with the usual payroll practices of the Company (the “Base Salary”).
(b) Other than as specifically stated in this Agreement, you shall be provided with perquisites and employee benefits and reimbursement of business expenses in the same manner and to the same extent and on the same terms and conditions as are generally made available and provided by the Company from time to time to the Company’s other similarly situated senior executives. In addition, during the Term, (i) the Company shall make available to you a jet aircraft in connection with both business and personal use, including personal use by your spouse, and shall cause such jet aircraft to be provided with a customary level of staffing and amenities, including without limitation, catering and communications capabilities, and (ii) the Company shall pay the initiation fee for a membership for you in a country club of your choice.

4. Annual Bonus. You will be eligible for an annual bonus (“Bonus”) under the Executive Cash Incentive Plan for each partial and full calendar year of the Term (with a target Bonus of 100% of Base Salary), subject to the achievement of performance criteria established by the Compensation Committee of the Board (the “Compensation Committee”). The actual amount of the Bonus shall be determined by the Compensation Committee in its sole discretion in accordance with the Company’s Management Incentive Plan in effect at the time of such determination, after consultation with the Company’s Chief Executive Officer. The Bonus for any year shall be payable at the same time as annual bonuses are paid to other senior executives of the Company, but no later than March 15 of the year immediately following the year to which the Bonus relates, subject to your continued employment on the payment date except (a) for the Bonus for the 2012 calendar year, which is subject to your continued employment through the end of the Term and (b) as otherwise provided in Section 6(a).
5. Grant of Shares of Restricted Stock.
(a) On January 1, 2011, you shall be granted 350,000 shares of restricted stock under the Plan (the “Restricted Stock Award”).
(b) The Restricted Stock Award shall vest in its entirety (and the restrictions on the restricted shares shall lapse) on November 12, 2012, subject to your continued employment as President and Chief Operating Officer on that date, except as otherwise provided below. The Company covenants that on January 1, 2011, without the need for shareholder approval, there will be 350,000 shares of LVSC common stock available under the Plan for the unconditional grant of the Restricted Stock Award. Except as otherwise provided herein, the Restricted Stock Award shall otherwise be subject to the terms and conditions of the Plan and the Company’s form of restricted stock agreement for its senior executives.
6. Termination of Employment.
(a) Prior to the expiration of the Term, if your employment is terminated by the Company (other than for Cause) or by reason of death or Disability or if you terminate your employment for Good Reason, you shall be entitled to receive: (i) all accrued and unpaid Base Salary and bonus(es) through the date of termination; (ii) a lump sum cash payment of 50% of the Base Salary you would have received had you remained employed through the remainder of the Term; and (iii) continued participation in the health and welfare benefit plans of the Company during the remainder of the Term (without giving effect to your termination); provided, however, that the Company’s obligation to provide benefits under clause (iii) shall cease at the time you and your covered dependents become eligible for comparable benefits from another employer that do not exclude any pre-existing condition of you or any covered dependent that was not excluded under the Company’s health and welfare plans immediately prior to the date of termination.
(b) In addition to the payments provided for in Section 6(a), if (A) your employment terminates prior to expiration of the Term because the Company terminates your employment for reasons other than Cause or you terminate your employment for Good Reason, (B) your employment terminates prior to the expiration of the Term due to your death or Disability, (C) your employment terminates by reason of expiration of the Term or (D) a Change in Control occurs, then the Restricted Stock Award shall become immediately fully vested (and the restrictions on the restricted shares shall lapse).
(c) Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments to which you are entitled under this Section 6 (other than Section 6(b)(D)) are conditional upon and subject to your (or your estate’s) execution, within 10 days following termination of your employment, of the General Release and Covenant Not to Sue in the form attached hereto as Exhibit A (which form may be reasonably modified to reflect changes in the law), and, except as otherwise provided in Section 10, any payments that are subject to the execution of such General Release and Covenant Not to Sue shall commence to be paid on the day immediately following expiration of the release revocation period.

7. Licensing and Compliance Requirement. You have filed an application to obtain a finding of suitability as an officer of the Company (the “License”) with the Nevada State Gaming Control Board and the Nevada Gaming Commission (collectively, the “Nevada Gaming Authorities”), pursuant to the provisions of applicable Nevada gaming laws and the regulations of the Nevada Gaming Commission. You agree, at the Company’s sole cost and expense, to continue to cooperate with the Nevada Gaming Authorities at all times in connection with obtaining the License, including but not limited to in connection with the processing of such application and any investigation thereof undertaken by the Nevada Gaming Authorities. The Company shall use its best efforts to assist you in obtaining the License. In the event your application to obtain the License is denied, the Company shall reasonably pursue any appeal or other form of review permitted by applicable law. In the event your application to obtain a finding of suitability is rejected by the Nevada Gaming Authorities, this Agreement shall automatically terminate not later than the time specified by the Nevada Gaming Authorities, and in such event the Options shall be forfeited and neither the Company nor you shall have any continuing obligations to the other hereunder.
8. Excise Tax Gross-Up.
(a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) in consultation with reasonable counsel of your choosing, which shall provide detailed supporting calculations both to the Company and to you within 15 business days of the receipt of notice from you that there has been or may be a Payment, or such earlier time as is requested by you or the Company. The Accounting Firm shall be appointed jointly by you and the Company. All fees and expenses of the Accounting Firm and your counsel shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to you within five days of the receipt of the Accounting Firm’s determination. Any reasonable determination by the Accounting Firm shall be binding upon you and the Company.
(b) Without limiting the scope of Section 8(a) hereof, you shall notify the Company in writing of any written claim to you by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is required by the Internal Revenue Service). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to whether a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

9. Miscellaneous.
(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without reference to its conflict of law provisions.
(b) This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof, other than agreements between the parties with respect to your service on the Board through the date hereof, which shall remain in full force and effect. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by you and the Company (the signatory for the Company shall be a duly authorized officer of the Company other than you).
(c) This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.
(d) The Company agrees that, if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer, employee, agent, manager, consultant or representative of the Company or an affiliate or are or were serving at the request of the Company or an affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other person, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee or agent, you shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or by resolutions of the Board.
10. Section 409A.
(a) For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments. In addition, for purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In this regard, the provisions of this Section 10 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and you agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, except as otherwise provided herein, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.
(b) Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments that are “deferred compensation” subject to Section 409A that are made by reason of your “separation from service” within the meaning of Section 409A (other than, for example, solely by reason of a Change in Control) shall be made to you prior to the date that is six (6) months after the date of your “separation from service” or, if earlier, your date of death. Immediately following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages described in Section 6 may not be exempt from U.S. federal income tax, you shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months. At the end of such six-month period, you shall be entitled to receive from the Company a reimbursement of the amounts paid by you for such coverages.

(c) To the extent that any reimbursements pursuant to this Agreement are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for your benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by you to the Company.
(d) Any payment by the Company of any Gross-Up Payment provided in Section 8 of this Agreement will be paid as provided therein but in all events not later than the end of your taxable year next following your taxable year in which you remit the related taxes.
Please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to me.

Very truly yours, LAS VEGAS SANDS CORP.
By:	/s/Sheldon G. Adelson
	Name:	Sheldon G. Adelson
	Title:	Chief Executive Officer

LAS VEGAS SANDS, LLC
By:	/s/ Sheldon G. Adelson
	Name:	Sheldon G. Adelson
	Title:	Chairman of the Board and Treasurer

I hereby accept the terms of this
Agreement and agree to abide by the
provisions hereof:

/s/ Michael A. Leven
Michael A. Leven

Date: November 13, 2010
Signature Page to Leven Employment Letter Agreement

Annex A
Certain Definitions
“Cause” shall mean that the Board, at a duly noticed meeting, has determined that one or more of the following events has occurred: (i) (A) your conviction of a felony, misappropriation of any material funds or material property of the Company or any of its affiliates, (B) commission of fraud or embezzlement with respect to the Company or any of its affiliates or (C) any material act of dishonesty relating to your employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company or any of its affiliates; (ii) use of alcohol or drugs that renders you materially unable to perform the functions of your job or carry out your duties to the Company; (iii) a material breach of this Agreement by you that is likely to cause a material adverse effect on the business of the Company or any of its affiliates; or (iv) committing any act or acts of serious and bad faith willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company or any of its affiliates; provided, however, that with respect to (ii) or (iii) above, the Company shall have first provided you with written notice stating with specificity the acts, duties or directives have committed or failed to observe or perform, and you shall not have corrected the acts or omissions complained of within thirty (30) days of receipt of such notice.
“Change in Control” shall have the meaning given to that term in the Plan.
“Disability” shall mean that you shall, in the opinion of an independent physician selected by agreement between the Board and you, become so physically or mentally incapacitated that you are unable to perform the duties of your employment for an aggregate of 180 days in any 365 day consecutive period or for a continuous period of six (6) consecutive months.
“Good Reason” shall mean (i) a material breach of this Agreement by the Company; (ii) a reduction in your Base Salary; (iii) a reduction in your target Bonus; (iv) a material change in the duties and responsibilities of office that would cause your position to have less dignity, importance or scope than intended on the date of this Agreement as set forth herein; (v) a Change in Control; or (vi) Sheldon G. Adelson is not serving as Chief Executive Officer of the Company and Chairman of the Board (unless his current spouse is serving in such capacities); provided, however, that you may not terminate your employment for Good Reason unless (A) you give written notice to the Company that Good Reason has occurred and that you have elected to resign, and (B) the Company has not cured such act or omission prior to the expiration of the thirty (30) day period after delivery of such notice, in which case, your employment shall terminate thirty (30) days after delivery of such notice.
“Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.

Exhibit A
GENERAL RELEASE
AND COVENANT NOT TO SUE
TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:
Michael A. Leven (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that letter agreement dated as of November 13, 2010 (the “Agreement”) by and among Executive, Las Vegas Sands Corp. (“LVSC”), a Nevada corporation, and Las Vegas Sands, LLC, a Nevada limited liability company and wholly-owned subsidiary of LVSC (together with LVSC, the “Company”), does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges the Company, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents of any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Company Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs (collectively, “Claims”); provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage or other benefits under any directors and officers insurance or similar policies or benefit plans.
Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of Executive to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to agreements made and to be performed entirely within such State.
Executive acknowledges that Executive has been offered but declined a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which Executive has waived, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the General Counsel of the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Employment Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.
Executive acknowledges and agrees that Executive has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.
IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on this                      day of                     , _____.

EXECUTIVE

Michael A. Leven

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Annex “B”
Outstanding Incentive Awards
Non-Qualified Stock Options

	Expiration	Options	Option	Options	Options	Options	Options
Grant Date	Date	Issued	Price	Vested	Unvested	Exercised	Exercisable
12/15/2004	12/15/2004	8,349	$29.00	8,349	0	0	8,349
12/17/2007	12/17/2007	10,000	$115.39	4,000	6,000	0	4,000
3/11/2009	3/11/2014	750,000	$1.55	750,000	0	450,000	300,000
3/11/2009	3/11/2014	2,250,000	$1.55	0	2,250,000	0	0
1/1/2010	3/11/2014	250,000	$14.94	250,000		0	250,000
1/1/2010	3/11/2014	750,000	$14.94	0	750,000	0	0

Totals		4,018,349		1,012,349	3,006,000	450,000	562,349

Restricted Shares

	Shares	Shares	Shares
Grant Date	Issued	Vested	Unvested
6/9/2005	1,348	1,348	0
6/7/2006	734	734	0
6/7/2007	636	636	0
6/5/2008	779	779	0

Totals	3,497	3,497	0

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